Exhibit 99.1

Enviva Partners, LP Reports Strong Financial Results for Full-Year 2016 and Affirms 2017 Guidance

BETHESDA, MD, February 23, 2017 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the fourth quarter and full-year 2016.

Highlights:

•                  Completed the Sampson Drop-Down acquisition on December 14, 2016

•                  Generated net revenue of $464.3 million and net income of $17.7 million for the full-year 2016, after giving effect to the recast for the Sampson Drop-Down

•                  Excluding the results of the Sampson Drop-Down for the period prior to the Acquisition Date, generated adjusted EBITDA of $89.6 million for the full-year 2016

•                  Affirming full-year 2017 guidance for net income in a range of $31.0 million to $35.0 million and adjusted EBITDA in a range of $110.0 million to $114.0 million, excluding the impact of any additional drop-downs or third-party acquisitions

“Strong plant performance and reduced costs across our operations enabled the partnership to deliver solid financial results for the year,” said John Keppler, Chairman and Chief Executive Officer.  “We completed the Sampson drop-down acquisition earlier than anticipated, setting the stage for robust growth in 2017.”

Presentation of Recast Financial Results

On December 14, 2016 (the “Acquisition Date”), we consummated the acquisition of all of the issued and outstanding limited liability company interests in Enviva Pellets Sampson, LLC (“Sampson”).  The acquisition consisted of a fully operational wood pellet production plant in Sampson County, North Carolina (the “Sampson Plant”), a 10-year, 420,000 metric tons per year (“MTPY”) off-take contract with DONG Energy Thermal Power A/S (“DONG Energy”), a 15-year, 95,000 MTPY off-take contract with our sponsor’s joint venture, and related third-party shipping contracts (collectively, the “Sampson Drop-Down”).  Because the Sampson Drop-Down was a transfer between entities under common control, generally accepted accounting principles in the United States (“GAAP”) require that we recast our financial results to include the results of the Sampson Drop-Down since the date Sampson was originally organized.  In addition, certain intercompany transactions between us and Sampson during such periods have been eliminated and the results are presented as if the assets included in the Sampson Drop-Down had been the Partnership’s assets since Sampson was initially organized.  As a result, Sampson’s results are now included in our results presented in accordance with GAAP.  The effect of this recast is to present financial statements as if the Partnership had developed the Sampson plant when in fact it is our sponsor’s strategy to develop new projects outside the Partnership.  Unless otherwise indicated, the financial results presented in this release are recast on this basis.

Annual Financial Results

For the full-year 2016, we generated net revenue of $464.3 million, an increase of 1.5 percent, or $6.9 million, from 2015.  Included in net revenue were product sales of $444.5 million during 2016 and $451.0 million during 2015.  Other revenue increased to $19.8 million in 2016 from $6.4 million for 2015, principally due to increased fees earned related to customer requests to adjust the timing of or cancel shipments.  We generated net income of $17.7 million in 2016 compared to $19.5 million last year, a decrease of $1.7 million, driven principally by a $10.0 million non-cash impairment charge associated with the planned sale of our smallest production plant located in Wiggins, Mississippi, and higher interest expense.

Excluding the results of the Sampson Drop-Down for the period prior to the Acquisition Date, adjusted EBITDA for 2016 was $89.6 million, an increase of 16.0 percent, or $12.4 million, from 2015.  The increase in adjusted EBITDA was driven by increased other revenue and cost improvements across our operations during 2016, primarily related to increased plant utilization, lower raw material costs and lower fuel costs that reduced our to-port logistics costs.  Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to the general partner, was $68.8 million.

Fourth Quarter Financial Results

For the fourth quarter of 2016, we generated net revenue of $126.5 million, an increase of 8.3 percent, or $9.7 million, from the corresponding quarter of 2015.  Included in net revenue were product sales of $121.2 million, an increase of $6.1 million from the corresponding quarter of last year due to an increased number of shipments under CIF contracts, which had the effect of increasing revenue and cost of sales, as well as favorable contract pricing mix.  We had a net loss of $8.1 million compared to net income of $7.6 million for the fourth quarter of 2015, a decrease of $15.7 million, driven by the non-cash impairment charge mentioned above and an increase in interest expense.

Excluding the results of the Sampson Drop-Down for the period prior to the Acquisition Date, adjusted EBITDA for the fourth quarter of 2016 was $22.2 million, an increase of 3.1 percent, or $0.7 million, from the corresponding period in 2015.  The increase in adjusted EBITDA was driven by increased product sales and lower raw material costs.  Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to the general partner, was $12.9 million.

Distribution

As announced February 1, 2017, the board of directors of our general partner declared a distribution of $0.5350 per common and subordinated unit for the fourth quarter of 2016.  This distribution is 16.3 percent higher than the distribution for the fourth quarter of 2015.  The quarterly distribution will be paid on Tuesday, February 28, 2017, to unitholders of record as of the close of business on Wednesday, February 15, 2017.

Including the fourth quarter distribution, the Partnership will have distributed $2.10 per common and subordinated unit for full-year 2016.  The Partnership’s distributable cash flow, excluding the results of the Sampson Drop-Down for the period prior to the Acquisition Date and net of amounts attributable to incentive distribution rights, was $67.8 million for 2016, resulting in a distribution coverage ratio of 1.28 times.

Outlook and Guidance

Consistent with the guidance provided on November 3, 2016, the Partnership expects full-year 2017 net income to be in the range of $31.0 million to $35.0 million and adjusted EBITDA to be in the range of $110.0 million to $114.0 million.  The Partnership expects to incur maintenance capital expenditures of $5.0 million and interest expense net of amortization of debt issuance costs and original issue discount of $29.0 million in 2017.  As a result, the Partnership expects full-year distributable cash flow to be in the range of $76.0 million to $80.0 million, prior to any distributions attributable to incentive distribution rights paid to the general partner.  For full-year 2017, we expect to distribute at least $2.35 per common and subordinated unit.  The guidance amounts provided above do not include the impact of any additional acquisitions from the Partnership’s sponsor or third parties.  Although deliveries to our customers are generally ratable over the year, the Partnership’s quarterly income and cash flow are subject to modest seasonality in the first quarter and to the mix of customer shipments made, which may vary from period to period.  As such, the board of directors of the Partnership’s general partner evaluates the Partnership’s distribution coverage ratio on an annual basis when determining the distribution for a quarter.

Market and Contracting Update

Our sales strategy is to fully contract the production capacity of the Partnership.  Our current capacity is matched with a portfolio of off-take contracts that has a weighted-average remaining term of 9.8 years from February 1, 2017.

Independent industry experts Hawkins Wright project that worldwide demand for industrial wood pellets will increase to approximately 27 million tons in 2020, representing an annual growth rate of nearly 20 percent, driven predominantly by biomass consumption in Europe and Asia.  The following are key recent developments:

•                  DONG Energy, the largest power producer in Denmark, announced in February 2017 that it will completely eliminate the use of coal in its generation of power and heat by 2023, and will replace the fuel with biomass.  DONG Energy already has two facilities burning wood pellets, which are expected to consume approximately 1.8 million MTPY of wood pellets at full capacity.

•                  In December, Drax Power Limited (“Drax”) received EU state-aid approval of the contract for difference (CfD) through 2027 for its third 660 megawatt (“MW”) biomass unit, which is anticipated to require more than 2 million MTPY of wood pellets.  Drax has stated that it could convert the remaining three coal-burning units to biomass in the next two to three years under the right conditions.

•                  In the Netherlands, biomass projects were awarded the majority of the 5.0 billion euros in funding available through the second and final round of applications for the 2016 renewable incentive program, including 2.1 billion euros awarded to coal plants planning to co-fire biomass.  Both rounds in 2016 were heavily oversubscribed, and RWE, Engie, and Uniper received awards.  The Minister of Economic Affairs has announced that the program budget will be increased from 9.0 billion euros in 2016 to 12.0 billion euros in 2017.

•                  In November, Japan ratified the Paris climate agreement, demonstrating the government’s commitment to reducing carbon emissions.  As part of their plan for significant emissions reductions by 2030, Japan has set a target of 6.0 — 7.5 gigawatts (“GWs”) of biomass-fired capacity, of which nearly 3.2 GWs have been approved through Japan’s feed-in tariff (FiT) program with many other projects that are either awaiting approval or expected to apply prior to the September deadline for the 2017 award applications.  Several power producers have announced biomass projects, including Japan’s largest electricity wholesaler, Electric Power Development Company (J-Power), which stated recently it expects to co-fire biomass at all seven of its coal-fired plants.

•                  Several recently announced biomass-fueled projects in South Korea are expected to be operational by 2020, increasing the expected South Korean demand for wood pellets up to 6 million MTPY.  As this demand is well in excess of expected domestic supply, a significant amount of wood pellets are expected to be imported under long-term contracts, representing a shift from the short-term tender mechanism currently used to purchase biomass in South Korea.

•                  In January, China’s National Energy Administration announced that the country will spend at least $360.0 billion on renewable energy through 2030.  In addition, published reports indicate that China is expected to increase biomass-fired generation capacity from 10.3 GWs in 2015 to 15.0 GWs by 2020.

Sponsor Activity

Construction of our sponsor’s deep-water marine terminal in Wilmington, North Carolina (the “Wilmington terminal”) is complete.  The first shipment was loaded in December 2016, the facility receives regular deliveries via truck and rail, and routinely loads vessels consistent with our sponsor’s expectations.  The Partnership expects to have the opportunity to acquire the Wilmington terminal in 2017.

Our sponsor’s joint venture is currently completing the detailed design for a build-and-copy replica of the Sampson plant at a permitted site in Hamlet, North Carolina, to supply MGT Power’s Teesside Renewable Energy Plant.  In order to supply anticipated incremental volume growth in Europe and the emerging Asian market, our sponsor is also evaluating additional production capacity investments at its sites in Lucedale, Mississippi and Abbeville, Alabama, as well as other sites positioned to take advantage of the existing terminal capacity at our Port of Chesapeake and the Port of Wilmington.  In addition, our sponsor continues to evaluate its option to build and operate a marine export terminal at the Port of Pascagoula, Mississippi, which could support pellet production from the potential plant in Lucedale, Mississippi and other potential facilities in the region.

Conference Call

We will host a conference call with executive management related to our fourth quarter and full-year 2016 results and to discuss our outlook and guidance, and a more detailed market update, at 10:00 a.m. (Eastern Time) on Thursday, February 23, 2017.  Information on how interested parties may listen to the conference call is available in the Investor Relations page of our website (www.envivabiomass.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants with a combined production capacity of nearly three million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership owns a deep-water marine terminal at the Port of Chesapeake, Virginia, which is used to export wood pellets. Enviva Partners also exports pellets through the ports of Wilmington, North Carolina; Mobile, Alabama; and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Non-GAAP Financial Measures

We provide results in this release that (i) do not give effect to the recast of financial results and assume the Sampson Drop-Down had not occurred or (ii) include financial results of assets excluding the period prior to the Acquisition Date.  These illustrative presentations are not presented in accordance with GAAP and should not be considered alternatives to the presentation of the recast financial results of the Partnership. Management views these presentations as important to reflect the Partnership’s actual performance during 2016, including as measured against our published guidance for 2016, which did not include the impact of acquisitions.

We use adjusted gross margin per metric ton, adjusted EBITDA and distributable cash flow to measure our financial performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin as gross margin excluding depreciation and amortization included in cost of goods sold.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton will be affected primarily by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals and certain items of income or loss that we characterize as unrepresentative of our ongoing operations.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs and original issue discount.  We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders.  We do not rely on distributable cash flow as a liquidity measure.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP.  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015 (Recast)	2016	2015 (Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	632	629	2,346	2,374
Gross margin	$20,066	$18,124	$79,373	$61,621
Depreciation and amortization	7,265	6,640	27,694	30,692
Adjusted gross margin	$27,331	$24,764	$107,067	$92,313
Adjusted gross margin per metric ton	$43.25	$39.37	$45.64	$38.89

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015 (Recast)	2016	2015 (Recast)
	(in thousands)
Reconciliation of distributable cash flow and adjusted EBITDA to net (loss) income:
Net (loss) income	$(8,058)	$7,601	17,723	$19,460
Add:
Depreciation and amortization	7,270	6,652	27,722	30,738
Interest expense	6,124	2,990	16,220	11,710
Early retirement of debt obligation	4,438	—	4,438	4,699
Purchase accounting adjustment to inventory	—	—	—	697
Non-cash unit compensation expense	1,569	341	4,230	704
Income tax (benefit) expense	—	(34)	—	2,623
Asset impairments and disposals	10,698	2,181	12,377	2,081
Acquisition transaction expenses	719	462	827	893
Adjusted EBITDA	22,760	20,193	83,537	73,605
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	6,867	2,614	15,625	10,104
Maintenance capital expenditures	2,429	893	5,187	4,359
Distributable cash flow attributable to Enviva Partners, LP	13,464	16,686	62,725	59,142
Less: Distributable cash flow attributable to incentive distribution rights	361	—	1,077	—
Distributable cash flow attributable to Enviva Partners, LP limited partners	$13,103	$16,686	$61,648	$59,142

The following tables present, in each case for the year ended December 31, 2016:

•                  our recast results prepared in accordance with GAAP, including Sampson’s results for periods we did not own Sampson and elimination of certain intercompany transactions;

•                  our results excluding the results of the Sampson Drop-Down for the period prior to the Acquisition Date; and

•                  what our results would have been assuming the Sampson Drop-Down had not occurred.

	Year Ended December 31, 2016
	As Reported	Excluding Sampson Drop-Down Prior to the Acquisition Date	Assuming Sampson Drop-Down had not Occurred
	(in thousands)
	(unaudited)

Product sales	$444,489	$441,082	$431,611
Other revenue	19,787	18,869	19,007
Net revenue	464,276	459,951	450,618
Cost of goods sold, excluding depreciation and amortization	357,209	354,990	347,664
Depreciation and amortization	27,694	27,694	26,936
Total cost of goods sold	384,903	382,684	374,600
Gross margin	79,373	77,267	76,018
General and administrative expenses	29,054	20,465	20,439
Impairment on assets held for sale	9,991	9,991	9,991
Loss on disposal of assets	2,386	2,351	2,351
Income from operations	37,942	44,460	43,237
Other income (expense):
Interest expense	(15,642)	(15,631)	(17,279)
Related party interest expense	(578)	(578)	(578)
Early retirement of debt obligation	(4,438)	(4,438)	—
Other income	439	438	438
Total other expense, net	(20,219)	(20,209)	(17,419)
Net income	17,723	24,251	25,818
Less net loss attributable to noncontrolling partners’ interests	3,654	358	358
Net income attributable to Enviva Partners, LP	$21,377	$24,609	$26,176

	Year Ended December 31, 2016
	As Reported	Excluding Sampson Drop-Down Prior to the Acquisition Date	Assuming Sampson Drop-Down had not Occurred
	(in thousands)

Reconciliation of distributable cash flow and adjusted EBITDA to net income :
Net income	$17,723	$24,251	$25,818
Add:
Depreciation and amortization	27,722	27,722	26,964
Interest expense	16,220	16,209	17,857
Early retirement of debt obligation	4,438	4,438	—
Non-cash unit compensation expense	4,230	4,230	4,230
Asset impairments and disposals	12,377	12,342	12,342
Acquisition transaction expenses	827	450	435
Adjusted EBITDA	$83,537	$89,642	87,646
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	15,625	15,614	15,964
Maintenance capital expenditures	5,187	5,187	5,187
Distributable cash flow attributable to Enviva Partners, LP	62,725	68,841	66,495
Less: Distributable cash flow attributable to incentive distribution rights	1,077	1,077	1,077
Distributable cash flow attributable to Enviva Partners, LP	61,648	67,764	65,418

The following tables present, in each case for the three months ended December 31, 2016:

•                  our recast results prepared in accordance with GAAP, including Sampson’s results for periods we did not own Sampson and elimination of certain intercompany transactions;

•                  our results excluding the results of the Sampson Drop-Down for the period prior to the Acquisition Date; and

•                  what our results would have been assuming the Sampson Drop-Down had not occurred.

	Three Months Ended December 31, 2016
	As Reported	Excluding Sampson Drop-Down Prior to the Acquisition Date	Assuming Sampson Drop-Down had not Occurred
		(in thousands)
		(unaudited)

Product sales	$121,220	$118,833	$109,362
Other revenue	5,301	4,383	4,521
Net revenue	126,521	123,216	113,883
Cost of goods sold, excluding depreciation and amortization	99,190	96,971	89,645
Depreciation and amortization	7,265	7,265	6,507
Total cost of goods sold	106,455	104,236	96,152
Gross margin	20,066	18,980	17,731
General and administrative expenses	7,029	6,156	6,130
Impairment on assets held for sale	9,991	9,991	9,991
Loss on disposal of assets	707	707	707
Income from operations	2,339	2,126	903
Other income (expense):
Interest expense	(6,107)	(6,097)	(7,745)
Related party interest expense	(17)	(17)	(17)
Early retirement of debt obligation	(4,438)	(4,438)	—
Other income	165	165	165
Total other expense, net	(10,397)	(10,387)	(7,597)
Net loss	(8,058)	(8,261)	(6,694)
Less net loss attributable to noncontrolling partners’ interests	187	289	289
Net loss attributable to Enviva Partners, LP	$(7,871)	$(7,972)	$(6,405)

	Three Months Ended December 31, 2016
	As Reported	Excluding Sampson Drop-Down Prior to the Acquisition Date	Assuming Sampson Drop-Down had not Occurred
		(in thousands)

Reconciliation of distributable cash flow and adjusted EBITDA to net loss:
Net loss	$(8,058)	$(8,261)	$(6,694)
Add:
Depreciation and amortization	7,270	7,270	6,512
Interest expense	6,124	6,114	7,762
Early retirement of debt obligation	4,438	4,438	—
Non-cash unit compensation expense	1,569	1,569	1,569
Asset impairments and disposals	10,698	10,698	10,698
Acquisition transaction expenses	719	388	373
Adjusted EBITDA	$22,760	$22,216	$20,220
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	6,867	6,857	7,207
Maintenance capital expenditures	2,429	2,429	2,429
Distributable cash flow attributable to Enviva Partners, LP	13,464	12,930	10,584
Less: Distributable cash flow attributable to incentive distribution rights	361	361	361
Distributable cash flow attributable to Enviva Partners, LP	$13,103	$12,569	$10,223

The following table presents, in each case for the three months ended and the years ended December 31, 2016 and 2015, a reconciliation of adjusted EBITDA and distributable cash flow, each excluding the results of the Sampson Drop-Down for the period prior to the Acquisition Date, to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015 (Recast)	2016	2015 (Recast)
	(in thousands)
Reconciliation of distributable cash flow and adjusted EBITDA to net (loss) income:
Net (loss) income	$(8,058)	$7,601	17,723	$19,460
Add:
Depreciation and amortization	7,270	6,652	27,722	30,738
Interest expense	6,124	2,990	16,220	11,710
Early retirement of debt obligation	4,438	—	4,438	4,699
Purchase accounting adjustment to inventory	—	—	—	697
Non-cash unit compensation expense	1,569	341	4,230	704
Income tax (benefit) expense	—	(34)	—	2,623
Asset impairments and disposals	10,698	2,181	12,377	2,081
Acquisition transaction expenses	719	462	827	893
Effect of Sampson contribution recast	(544)	1,362	6,105	3,667
Adjusted EBITDA	22,216	21,555	89,642	77,272
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	6,857	2,614	15,614	10,099
Maintenance capital expenditures	2,429	893	5,187	4,359
Distributable cash flow attributable to Enviva Partners, LP	12,930	18,048	68,841	62,814
Less: Distributable cash flow attributable to incentive distribution rights	361	—	1,077	—
Distributable cash flow attributable to Enviva Partners, LP limited partners	$12,569	$18,048	$67,764	$62,814

The following table provides a reconciliation of the estimated range of adjusted EBITDA and distributable cash flow to the estimated range of net income, in each case for the twelve months ending December 31, 2017 (in millions):

Twelve Months Ending December 31, 2017
Estimated net income	$31.0 — 35.0
Add:
Depreciation and amortization	34.5
Interest expense	31.3
Non-cash unit compensation expense	6.6
Asset impairments and disposals	4.0
Early retirement of debt obligations	2.6
Estimated adjusted EBITDA	$110.0 — 114.0
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	29.0
Maintenance capital expenditures	5.0
Estimated distributable cash flow	$76.0 — 80.0

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to:  (i) the volume of products that we are able to sell; (ii) the price at which we are able to sell our products; (iii) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to the Partnership; (iv) the creditworthiness of our financial counterparties; (v) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, operating or financial difficulties suffered by our suppliers; (vi) the amount of products that we are able to produce, which could be adversely affected by, among other things, operating difficulties; (vii) changes in the price and availability of natural gas, coal, or other sources of energy; (viii) changes in prevailing economic conditions; (ix) the ability of the Partnership to complete acquisitions, including acquisitions from our sponsor, and realize the anticipated benefits of such acquisitions; (x) unanticipated ground, grade, or water conditions; (xi) inclement or hazardous weather conditions, including extreme precipitation, temperatures, and flooding; (xii) environmental hazards; (xiii) fires, explosions, or other accidents; (xiv) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, or power generators; (xv) changes in the regulatory treatment of biomass in core and emerging markets for utility-scale generation; (xvi) the inability to acquire or maintain necessary permits or rights for our production, transportation, and terminaling operations; (xvii) the inability to obtain necessary production equipment or replacement parts; (xviii) operating or technical difficulties or failures at our plants or ports; (xix) labor disputes; (xx) the inability of our customers to take delivery of our products; (xxi) changes in the price and availability of transportation; (xxii) changes in foreign currency exchange rates; (xxiii) changes in interest rates; (xxiv) failure of our hedging arrangements to effectively reduce our exposure to interest and foreign currency exchange rate risk; (xxv) risks related to our indebtedness; (xxvi) customer rejection due to our failure to maintain effective quality control systems at our production plants and deep-water marine terminals; (xxvii) changes in the quality specifications for our products that are required by our customers; (xxviii) the effects of the approval of the United Kingdom of the exit of the United Kingdom (“Brexit”) from the European Union, and the implementation of Brexit, in each case on our and our customers’ businesses; and (xxix) the ability of the Partnership to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except number of units)

	December 31, 2016	December 31, 2015 (Recast)

Assets
Current assets:
Cash and cash equivalents	$466	$2,128
Accounts receivable, net of allowance for doubtful accounts of $24 in 2016 and $85 in 2015	77,868	38,684
Related party receivables	7,634	176
Inventories	29,764	24,245
Assets held for sale	3,044	—
Prepaid expenses and other current assets	1,939	2,124
Total current assets	120,715	67,357
Property, plant and equipment, net of accumulated depreciation of $80.8 million in 2016 and $64.7 million in 2015	516,418	494,465
Intangible assets, net of accumulated amortization of $9.1 million in 2016 and $7.0 million in 2015	1,371	3,399
Goodwill	85,615	85,615
Other long-term assets	2,049	7,063
Total assets	$726,168	$657,899
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$9,869	$14,277
Related party payables	11,118	11,609
Accrued liabilities	37,914	26,509
Related party accrued liabilities	382	—
Deferred revenue	—	485
Current portion of interest payable	4,414	—
Current portion of long-term debt and capital lease obligations	4,109	6,523
Related party current portion of long-term debt	—	150
Other current liabilities	518	274
Total current liabilities	68,324	59,827
Long-term debt and capital lease obligations	346,686	186,294
Related party long-term debt	—	14,664
Long-term interest payable	770	751
Other long-term liabilities	871	586
Total liabilities	416,651	262,122
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (12,980,623 and 11,502,934 units issued and outstanding at December 31, 2016 and 2015, respectively)	239,902	210,488
Common unitholder—sponsor (1,347,161 units issued and outstanding at December 31, 2016 and 2015)	18,197	19,619
Subordinated unitholder—sponsor (11,905,138 units issued and outstanding at December 31, 2016 and 2015)	120,872	133,427
General partner (no outstanding units)	(67,393)	31,245
Accumulated other comprehensive income	595	—
Total Enviva Partners, LP partners’ capital	312,173	394,779
Noncontrolling partners’ interests	(2,656)	998
Total partners’ capital	309,517	395,777
Total liabilities and partners’ capital	$726,168	$657,899

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015 (Recast)	2016	2015 (Recast)
Product sales	$121,220	$115,123	$444,489	$450,980
Other revenue	5,301	1,690	19,787	6,394
Net revenue	126,521	116,813	464,276	457,374
Cost of goods sold, excluding depreciation and amortization	99,190	92,049	357,209	365,061
Depreciation and amortization	7,265	6,640	27,694	30,692
Total cost of goods sold	106,455	98,689	384,903	395,753
Gross margin	20,066	18,124	79,373	61,621
General and administrative expenses	7,029	6,274	29,054	22,027
Impairment of assets held for sale	9,991	—	9,991	—
Loss on disposal of assets	707	2,181	2,386	2,081
Income from operations	2,339	9,669	37,942	37,513
Other income (expense):
Interest expense	(6,107)	(2,935)	(15,642)	(10,556)
Related party interest expense	(17)	(57)	(578)	(1,154)
Early retirement of debt obligation	(4,438)	—	(4,438)	(4,699)
Other income	165	890	439	979
Total other expense, net	(10,397)	(2,102)	(20,219)	(15,430)
(Loss) income before income tax expense	(8,058)	7,567	17,723	22,083
Income tax (benefit) expense	—	(34)	—	2,623
Net (loss) income	(8,058)	7,601	17,723	19,460
Less net loss attributable to noncontrolling partners’ interests	187	845	3,654	1,899
Net (loss) income attributable to Enviva Partners, LP	$(7,871)	$8,446	$21,377	$21,359
Less: Predecessor loss to May 4, 2015 (prior to IPO)	$—	$—	$—	$(2,132)
Less: Pre-acquisition income from April 10, 2015 to September 30, 2015 from operations of Enviva Pellets Southampton, LLC Drop-Down allocated to General Partner	—	2,030	—	6,264
Less: Pre-acquisition income (loss) from inception to December 13, 2016 from operations of Enviva Pellets Sampson, LLC Drop-Down allocated to General Partner	101	(529)	(3,231)	(1,815)
Enviva Partners, LP partners’ interest in net (loss) income	$(7,972)	$6,945	$24,608	$19,042

Net (loss) income per common unit:
Basic	$(0.34)	$0.29	$0.95	$0.80
Diluted	$(0.34)	$0.29	$0.91	$0.79

Net (loss) income per subordinated unit:
Basic	$(0.32)	$0.29	$0.93	$0.80
Diluted	$(0.32)	$0.29	$0.93	$0.79

Weighted average number of limited partner units outstanding:
Common — basic	13,002	12,122	13,002	11,988
Common — diluted	13,002	12,419	13,559	12,258
Subordinated — basic and diluted	11,905	11,905	11,905	11,905

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31, 2016	Year Ended December 31, 2015 (Recast)

Cash flows from operating activities:
Net income	$17,723	$19,460
Adjustments to reconcile net income to net cash provided by operating activities:	—
Depreciation and amortization	27,722	30,738
Amortization of debt issuance costs and original issue discount	1,893	1,606
Inventory impairment	890	—
Impairment of assets held for sale	9,991	—
General and administrative expense incurred by sponsor	—	475
General and administrative expense incurred by Hancock JV prior to Enviva Pellets Sampson, LLC Drop-Down	2,343	2,364
Allocation of income tax expense from Enviva Cottondale Acquisition I, LLC	—	2,663
Early retirement of debt obligation	4,438	4,699
Loss on property, plant and equipment	2,386	2,081
Unit-based compensation expense	4,230	704
Change in fair value of interest rate swap derivatives	—	23
Change in operating assets and liabilities:
Accounts receivable, net	(39,218)	(3,518)
Related party receivables	600	(176)
Prepaid expenses and other assets	713	57
Inventories	(8,240)	(22)
Other long-term assets	6,697	(6,051)
Derivatives	(1,284)	—
Accounts payable, accrued liabilities and other current liabilities	18,834	6,678
Related party payables	3,661	4,102
Accrued interest	4,433	105
Deferred revenue and deposits	(486)	425
Other long-term liabilities	67	—
Net cash provided by operating activities	57,393	66,413
Cash flows from investing activities:
Purchases of property, plant and equipment	(70,910)	(76,772)
Payment of acquisition related costs	—	(3,573)
Proceeds from the sale of property, plant and equipment	1,763	299
Net cash used in investing activities	(69,147)	(80,046)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(204,208)	(199,638)
Principal payments on related party debt	(3,391)	—
Cash paid related to debt issuance costs	(6,390)	(6,287)
Termination payment for interest rate swap derivatives	—	(146)
Cash restricted for debt service	—	11,640
IPO proceeds, net	—	215,050
Distributions to sponsor	(5,002)	(297,185)
Proceeds from common unit issuance under At-the-Market Offering Program, net	9,300	—
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(51,376)	(16,883)
Proceeds from contributions from sponsor	—	12,387
Distribution to sponsor related to Enviva Pellets Sampson, LLC Drop-Down	(139,604)	—
Proceeds from contributions from Hancock JV prior to Enviva Pellets Sampson, LLC Drop-Down	61,972	68,059
Payment of deferred offering costs	(709)	(1,964)
Proceeds from debt issuance	349,500	230,140
Net cash provided by financing activities	10,092	15,173
Net (decrease) increase in cash and cash equivalents	(1,662)	1,540
Cash and cash equivalents, beginning of period	2,128	588
Cash and cash equivalents, end of period	$466	$2,128

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31, 2016	Year Ended December 31, 2015 (Recast)

Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$8,630	$19,197
Property, plant and equipment acquired under notes payable and capital lease obligations	1,460	39
Property, plant and equipment transferred from prepaid expenses and inventory	926	319
Contribution of Enviva Pellets Cottondale, LLC non-cash assets	—	122,529
Transfer of Enviva Pellets Wiggins, LLC assets to assets held for sale	13,035	—
Application of deferred IPO costs to partners’ capital	—	5,913
Related party long-term debt transferred to third-party long-term debt	14,757	—
Third-party long-term debt transferred to related party long-term debt	3,316	—
Distributions included in liabilities	955	58
Distribution due to sponsor	—	5,002
Debt issuance costs included in accrued liabilities	139	36
Distribution of Enviva Pellets Cottondale, LLC assets to sponsor	—	319
Non-cash adjustments to financed insurance and prepaid expenses	—	105
Application of sales tax accrual to fixed assets	—	73
Contribution to tax accounts of sponsor	—	35
Depreciation capitalized to inventories	344	211
Due from Hancock JV for Enviva Pellets Sampson, LLC Drop-Down	1,652	—
Non-cash capital contributions from sponsor	—	339
Non-cash capital contributions from Hancock JV prior to Enviva Pellets Sampson Drop-Down	8,230	1,277
Supplemental information:
Interest paid	$11,189	$9,933

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com